UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

Summit Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor,
Denver, CO 80202

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 893 - 0012

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of the President and Chief Executive Officer

On July 21, 2020, Summit Materials, Inc. (the “Company”) announced that Thomas W. Hill will step down from his role as the President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company effective September 1, 2020 (the “Transition Date”). On the Transition Date, Anne P. Noonan will be appointed President and Chief Executive Officer and as a member of the Board. Mr. Hill will serve as a Senior Advisor through the end of the year. Commencing on January 1, 2021, Mr. Hill will transition into a consulting role through July 2023.

Ms. Noonan, age 56, served as president and chief executive officer and as a director of OMNOVA Solutions Inc. (“OMNOVA”), a global provider of emulsion polymers, specialty chemicals, and engineered surfaces for a variety of commercial, industrial, and residential end uses, with manufacturing, technical, and other facilities located in North America, Europe, China, and Thailand, from December 2016 until April 1, 2020 when OMNOVA was acquired by Synthomer plc. Before being appointed President and Chief Executive Officer, Ms. Noonan served as OMNOVA’s President, Performance Chemicals, from 2014 until December 2016. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura’s Industrial Engineered Products business and Corporate Development function. Ms. Noonan serves on the board of CF Industries Holdings, Inc., a global leader in nitrogen fertilizer manufacturing and distribution.

Ms. Noonan has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which she will be selected as an officer of the Company. In addition, there have been no transactions directly or indirectly involving Ms. Noonan that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Ms. Noonan’s Compensation Arrangements

The Company and Ms. Noonan entered into an employment offer letter on July 20, 2020 (the “Offer Letter”) pursuant to which she commenced employment with the Company effective July 20, 2020 (the “Start Date”). Pursuant to the Offer Letter, Ms. Noonan’s annual base salary is $925,000 beginning on the Start Date. Her target annual incentive award is 125% of base salary, determined based on corporate and individual performance, which for 2020 will be pro-rated. For 2020, Ms. Noonan will receive annual equity awards under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Incentive Plan”) with an aggregate target grant date value of $2,821,250 split evenly between performance share units (“PSUs”) and restricted stock units (“RSUs”). The PSUs will be earned after the three-year performance period established for 2020 awards granted to the Company’s executive officers and will be subject to the same performance conditions applicable to such awards. Shares earned in respect of the PSUs will be prorated based on the number of days between the Start Date and December 31, 2022. The number of RSUs awarded to Ms. Noonan will be prorated at 75% of the aggregate target grant date value and will vest in equal annual installments over three years.

The Offer Letter also provides that Ms. Noonan will receive a one-time cash sign-on bonus of $100,000, which will be paid on or within 30 days following the Start Date and is subject to recoupment upon termination by the Company for cause or resignation by Ms. Noonan other than as a result of a constructive termination within twelve months following the Start Date. In connection with Ms. Noonan’s move to Denver, Colorado, the Company will provide relocation benefits under the Company’s relocation assistance programs, including reimbursement for costs associated with terminating the lease of Ms. Noonan’s current primary residence and payment of certain costs in connection with moving and temporary housing. In addition, Ms. Noonan will be entitled to participate in the Summit Materials, Inc. Executive Severance Plan (the “Executive Severance Plan”), under which she will be entitled to benefits at the level applicable to the Chief Executive Officer if her employment is terminated by the Company without cause or by Ms. Noonan if she resigns as a result of constructive termination, subject to Ms. Noonan’s compliance for twenty-four months with certain confidentiality, non-competition, non-solicitation and non-disparagement covenants.

The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1.

Mr. Hill’s Transition Agreement

In connection with the Company’s succession planning, the Company and Mr. Hill entered into a Transition and Consulting Agreement on July 20, 2020. Mr. Hill will continue to serve as the President and Chief Executive Officer of the Company, as well as a member of the Board, until the Transition Date. Following the Transition Date, he will be employed through December 31, 2020 as a Senior Advisor of the Company to assist in the transition of his role to Ms. Noonan and to provide strategic advice as requested from time to time by Ms. Noonan. Thereafter, he will serve as a consultant through July 20, 2023 (the “Consulting Period”).

Mr. Hill will continue to receive his current annual base salary through December 31, 2020 and will continue to be eligible to earn an annual cash bonus at the current rate for fiscal year 2020. In addition, the Company will grant a Transition Equity Award to Mr. Hill consisting of time-vesting restricted stock units with a target grant date value of $2,500,000.

The Transition Equity Award will vest in equal installments of one-third of the Transition Equity Award on each of the first, second and third anniversaries of July 20, 2020, subject to Mr. Hill’s continued service and compliance with specified provisions of the Transition and Consulting Agreement (the “Transition Equity Award Vesting Conditions”). This award is in consideration for Mr. Hill’s provision of the consulting services described above and to ensure Mr. Hill’s compliance with the restrictive covenants described below. Upon (i) Mr. Hill’s breach of any of the Transition Equity Award Vesting Conditions at any time (including continuing his employment through December 31, 2020 and his service as a consultant during the Consulting Period), or (ii) the termination of Mr. Hill’s employment for “cause” (as defined in the Transition and Consulting Agreement) prior to December 31, 2020, Mr. Hill will forfeit the unvested portion of the Transition Equity Award in exchange for no consideration, and the Company will also have the right to recoup any of the shares issued to Mr. Hill in connection with the vesting of any portion of his Transition Equity Award. Upon Mr. Hill’s death or if his employment or services are terminated by the Company due to his “disability” (as defined in the Transition and Consulting Agreement), then 100% of the Transition Equity Award will vest.

Mr. Hill’s employment and consulting services under the Transition and Consulting Agreement may be terminated by either party at any time and for any or no reason. If Mr. Hill’s employment terminates prior to December 31, 2020, he will continue to be eligible to receive benefits upon a qualifying termination of employment as provided for under the Executive Severance Plan. If Mr. Hill’s employment with the Company has not terminated prior to December 31, 2020, he will be eligible to receive payments and benefits set forth in the Transition and Consulting Agreement upon ceasing to be an employee on December 31, 2020. Specifically, the portion of the Transition Equity Award that is unvested as of December 31, 2020 will continue to vest subject to the vesting conditions described above. Subject to Mr. Hill’s execution and non-revocation of a release of claims and his compliance with the non-competition, non-solicitation, non-disclosure, intellectual property and non-disparagement covenants set forth in the Transition and Consulting Agreement (the “Severance Conditions”), Mr. Hill will receive the following payments, which are consistent with the severance benefits he would otherwise be entitled to receive under the Executive Severance Plan: (i) cash payments at a rate of $900,000 per year, which will be paid in accordance with the customary payroll practices of the Company in equal installments no less frequently than monthly for a period of 30 months following December 31, 2020 (the “Cash Severance”); and (ii) a cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the group health plans in which Mr. Hill participates as of December 31, 2020, payable to Mr. Hill for a period of 30 months in accordance with the Company’s payroll practices (the “COBRA Benefits” and together with the Cash Severance, the “Severance Benefits”). If Mr. Hill breaches any of the Severance Conditions, he will no longer be entitled to receive the remaining portion(s) of the Severance Benefits and will automatically forfeit the remaining portion(s) of the Severance Benefits in exchange for no consideration. Upon termination of Mr. Hill’s engagement with the Company and its affiliates during the Consulting Period for either disability or death, then Mr. Hill or his beneficiary (or, if none, his estate) will be entitled to receive all unpaid payments and benefits that otherwise would be due to Mr. Hill had he survived or had the consulting services not been terminated due to his disability.

The foregoing description of the Transition and Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the Transition and Consulting Agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 7.01  Regulation FD Disclosure.

A press release issued on July 21, 2020 regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Offer Letter, dated as of July 20, 2020, by and between the Company and Anne P. Noonan.

10.2	Transition and Consulting Agreement, dated as of July 20, 2020, by and between the Company and Thomas W. Hill.

99.1	Press release issued on July 21, 2020

104.1	Cover Page Interactive Data File ( formatted as Inline XBRL and contained as Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2020

SUMMIT MATERIALS, INC.
By:	/s/ Anne Lee Benedict
Name:	Anne Lee Benedict
Title:	Executive Vice President, General Counsel & Secretary